UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2016

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33607	76-0526032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 West Sam Houston Parkway North, Suite 400, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(713) 963-9522

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2016, GulfMark Offshore, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the previously disclosed Securities Purchase Agreement (the “Purchase Agreement”), dated November 23, 2016, with MFP Partners, L.P. (“MFP”) and Franklin Mutual Advisers, LLC (“Franklin” and collectively with MFP, the “Investors”), to issue and sell in a private placement 50,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, for a cash purchase price of $1,000.00 per share of Series A Preferred Stock, or $50,000,000.00.

The Amendment effects certain changes in the Purchase Agreement to reflect the amended terms of the Company’s previously announced new revolving credit facility (the “New Revolving Credit Facility”) and its previously announced new term loan facility (the “New Term Loan Facility”), including to (i) increase the size of the New Revolving Credit Facility from $100 million to $115 million, (ii) add an additional six month extension option to the New Revolving Credit Facility, (iii) change the minimum liquidity covenants in the New Revolving Credit Facility and the New Term Loan Facility to reflect the increased commitments, (iv) defer the increase in the interest rate margin under the New Revolving Credit Facility to the twenty-four month anniversary of the closing thereof, and (v) provide for fees in connection therewith.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference in this Item 1.01. The terms and conditions of the Purchase Agreement are more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
10.1	Amendment No. 1 to Securities Purchase Agreement, dated December 15, 2016, by and among GulfMark Offshore, Inc., MFP Partners, L.P. and Franklin Mutual Advisers, LLC.

2

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GulfMark Offshore, Inc.

Date: December 15, 2016
	By:	/s/ James M. Mitchell
	Name:	James M. Mitchell
	Title:	Executive Vice President & Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 1 to Securities Purchase Agreement, dated December 15, 2016, by and among GulfMark Offshore, Inc., MFP Partners, L.P. and Franklin Mutual Advisers, LLC.

4